EXHIBIT D

VOTING AGREEMENT

     VOTING AGREEMENT, dated as of October 18, 2004 (this “Agreement”), among JER Partners Acquisitions III, LLC, a Delaware limited liability company (“Buyer”), WHLP Acquisition, LLC, a Delaware limited liability company (“WHLP Acquisition”) and Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”; collectively with WHLP Acquisition, the “Unitholders").

     WHEREAS, concurrently herewith, Buyer, Westin Hotels Limited Partnership (“WHLP”), Westin Realty Corporation (“GP”) and The Westin Chicago Limited Partnership (“Seller") are entering into a Purchase and Sale Agreement (the "Purchase Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement), pursuant to which (and subject to the terms and conditions set forth therein Seller will sell, and Buyer will purchase, the Property for a purchase price equal to $137,000,000 (the “Transaction");

     WHEREAS, Starwood is the owner and holder of 100% of the shares in the GP and 100% of the shares in 909 North Michigan Avenue Corporation, the general partner of the Seller;

     WHEREAS, the GP is a party to the Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement") of Westin Hotels Limited Partnership (“WHLP”), the owner of 100% of the limited partnership interests in Seller;

     WHEREAS, GP must obtain the Consent (as defined in the Partnership Agreement) of more than 50% of the holders of the Units (as defined in the Partnership Agreement) in order to consummate the Transaction on behalf of WHLP;

     WHEREAS, pursuant to the provisions of the Partnership Agreement, WHLP Acquisition is the record and beneficial owner of 33,838 of the Units, representing 24.95% of the Units (the “Owned Units"), and Starwood, as the sole member of WHLP Acquisition, is a beneficial owner of the Owned Units, the Owned Units, including any Units acquired by any of the Unitholders after the date of this Agreement but prior to the Termination Date (as defined below) are collectively referred to herein as the “Covered Units”;

     WHEREAS, in order to induce Buyer to enter into the Purchase Agreement and proceed with the sale and purchase of the Property, the Unitholders are entering into this Agreement; and

     WHEREAS, each of the Unitholders acknowledges that Buyer is entering into the Purchase Agreement in reliance on the representations, warranties, covenants and other agreements of the Unitholders set forth in this Agreement and would not enter into the Purchase Agreement if the Unitholders did not enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer and each of the Unitholders hereby agree as follows:

     1. Agreement to Consent.

     (a) Prior to any termination of this Agreement, each of the Unitholders hereby agrees that it shall, and shall cause any other holder of record of any Covered Units (i) to respond to (or cause to be responded to), in accordance with the instructions contained therein and within two Business Days of receipt thereof, the Consent Solicitation; (ii) to grant (or cause to be granted) its Consent (as such term is defined in the Partnership Agreement) to the Purchase Agreement and any other matters necessary or advisable for the consummation of the Transaction; (iii) to take such other actions or deliver such other documents or instruments as may be necessary or required, including attending by person or proxy, any meeting of the Unitholders of the Partnership, in order to Consent to the Purchase Agreement and any other matters necessary or advisable for the consummation of the Transaction and (iv) to withhold (or cause to be withheld) Consent to (A) any proposal for any recapitalization, reorganization, liquidation, merger, sale of the Seller, WHLP, GP or any of the assets of the foregoing, including the Property, or other business combination or arrangement (other than the Transaction) and (B) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transaction, any Transaction contemplated by this Agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Seller or WHLP under the Purchase Agreement.

     (b) EACH OF THE UNITHOLDERS HEREBY GRANTS TO, AND APPOINTS, BUYER, EACH SENIOR MANAGING DIRECTOR OF BUYER AND THE SECRETARY OF BUYER, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF BUYER, AND ANY OTHER DESIGNEE OF BUYER, EACH OF THEM INDIVIDUALLY, SUCH UNITHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE, OR GRANT CONSENT WITH RESPECT TO, THE COVERED UNITS AS INDICATED IN CLAUSE (a) OF THIS SECTION 1. EACH OF THE UNITHOLDERS INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY EACH UNITHOLDER WITH RESPECT TO THE COVERED UNITS. IN FURTHERANCE OF THE FOREGOING, THE UNITHOLDERS SHALL (1) EACH EXECUTE AND DELIVER TO BUYER, SIMULTANEOUS TO THE DELIVERY OF THIS AGREEMENT, A CONSENT IN THE FORM ATTACHED HERETO AS EXHIBIT A (THE “EXECUTED CONSENT”), WHICH EXECUTED CONSENT SHALL BE DEEMED IN FULL FORCE AND EFFECT AND IRREVOCABLE UNTIL THE TERMINATION DATE AND (2) IN THE EVENT THE SECURITIES AND EXCHANGE COMMISSION REQUIRES ANY MODIFICATION TO THE FORM OF THE CONSENT, EACH EXECUTE AND DELIVER TO BUYER, UPON RECEIPT THEREOF, ANY SUBSEQUENT FORM OF CONSENT, VOTING “FOR” THE TRANSACTION (“MODIFIED CONSENT”), WHICH MODIFIED CONSENT SHALL BE DEEMED TO BE IN FULL FORCE AND EFFECT AND IRREVOCABLE UNTIL THE TERMINATION DATE.

     (c) Buyer hereby agrees that Buyer will not, during the period beginning with the issuance of a “stop look and listen” communication contemplated by Section 8.12 of the

Purchase Agreement and ending on the date the GP discloses its position with respect to the applicable tender offer as contemplated by Rule 14d-9(f)(3) of the Exchange Act, utilize the Consent granted pursuant to this Agreement to cause the Limited Partner Approval to be deemed received; provided, however, the foregoing shall not affect any of the other rights or obligations of either party under this Agreement.

     2. No Inconsistent Agreements. Each of the Unitholders hereby covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Units and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Covered Units, in either case, which is inconsistent with its obligations pursuant to this Agreement.

     3. Termination. This Agreement shall terminate upon the earliest of (a) the termination of the Purchase Agreement in accordance with its terms and (b) written notice of termination of this Agreement by Buyer to the Unitholders, such date shall be referred to herein as the “Termination Date”.

     4. Representations and Warranties.

     (a) Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Unitholders as follows:

     (i) Valid Existence. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

     (ii) Authority Relative to This Agreement. Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Buyer and, assuming due authorization, execution and delivery by each of the Unitholders, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     (iii) No Conflicts. Except for the applicable requirements of the Exchange Act, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of Buyer for the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof shall (1) conflict with or violate the Certificate of Formation or Limited Liability Company Agreement (or similar organizational document) of Buyer, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any property or asset of Buyer pursuant to, any contract to which Buyer is a party or by which Buyer or any property or asset of Buyer is bound or affected or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Buyer to perform its obligations hereunder.

     (b) Representations and Warranties of the Unitholders. The Unitholders hereby severally (and not jointly) represent and warrant to Buyer as follows:

     (i) Ownership of Securities. The Unitholders are the only beneficial owners, and WHLP Acquisition is the only record holder of the Covered Units, free and clear of liens and encumbrances and the Unitholders have sole voting power and sole power of disposition with respect to all Covered Units, with no restrictions, subject to the provisions of applicable federal securities laws on their rights of disposition pertaining thereto (other than as created by this Agreement). As of the date hereof, Starwood does not own beneficially or of record any equity securities of the Partnership other than its beneficial ownership interest in the Owned Units, its ownership of 100% of the shares of the GP and its ownership of 100% of the shares of 909 North Michigan Avenue Corporation, the general partner of the Seller; WHLP Acquisition does not own beneficially or of record own any equity securities of the Partnership other than the Covered Units. None of the Unitholders has appointed or granted any proxy which is still in effect with respect to the Covered Units.

     (ii) Existence, Power; Binding Agreement. Starwood is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. WHLP Acquisition is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Unitholders and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of each of the Unitholders, enforceable against each of Unitholders in accordance with its terms.

     (iii) No Conflicts. Except for the applicable requirements of the Exchange Act (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of either of the Unitholders for the execution and delivery of this Agreement by either of the Unitholders and the consummation by either of the Unitholders of the transactions contemplated hereby and (B) the execution and delivery of this Agreement by the Unitholders or the consummation by the Unitholders of the transactions contemplated hereby or compliance by the Unitholders with any of the provisions hereof shall not (1) in the case of Starwood, violate any provision of its certificate of incorporation, bylaws or similar organizational documents and in the case of WHLP Acquisition, violate any provision of its certificate of organization, its limited liability company agreement or similar document, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any property or asset of either of the Unitholders pursuant to any contract to which any of the Unitholders is a party or by which any of the Unitholders or any property or asset of either of the Unitholders is bound or affected or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Unitholders or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of either of the Unitholders to perform its obligations hereunder.

     (iv) Accredited Investor. Each of the Unitholders is an “accredited investor” (as defined under the Securities Act) and a sophisticated investor, is capable of evaluating the merits and risks of its investments and has the capacity to protect its own interests.

     5. Certain Covenants of the Unitholders. Except in accordance with the terms of this Agreement, each of the Unitholders hereby severally (and not jointly) covenants and agrees as follows:

     (a) No Solicitation. Prior to any termination of this Agreement, each of the Unitholders agrees that neither it nor any of its representatives subsidiaries or Affiliates shall, directly or indirectly, solicit (including by way of furnishing information) any inquiries or the making of any proposal by any person or entity (other than Buyer or any affiliate of Buyer) which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, nothing in this Section 5(a) shall limit or restrict Starwood, in its capacity as representative of Seller or the GP only, to take the actions or exercise the rights of Seller and the GP pursuant to the provisions of Sections 8.10, 8.11 and 8.12 of the Purchase Agreement, subject in each case to the restrictions, limitations and obligations contained in the Purchase Agreement.

     (b) Restriction on Transfer, Proxies and Non-Interference. Each of the Unitholders hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Covered Units, (ii) grant any proxies or powers of attorney, deposit any Covered Units into a voting trust or enter into a voting agreement with respect to any Covered Units or (iii) knowingly take any action that would make any representation or warranty of either of the Unitholders contained herein untrue or incorrect or have the effect of preventing or disabling either of the Unitholders from performing its obligations under this Agreement.

     (c) Each of the Unitholders agrees, while this Agreement is in effect, to promptly notify Buyer of the number of any new Units acquired by such Unitholder, if any, after the date hereof (including, upon exercise of Options).

     6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

     7. Intentionally Deleted.

     8. No Control. Nothing contained in this Agreement shall give Buyer the right to control or direct the Partnership or the Partnership’s operations.

     9. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     10. Non-survival of Representations and Warranties. The respective representations and warranties of the Unitholders and Buyer contained herein shall not survive the closing of the Transaction contemplated hereby and by the Purchase Agreement.

     11. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

if to Buyer:

1650 Tysons Boulevard Suite 1600 McLean, Virginia 22102 Facsimile No.: 703-714-8102 Attn: Gerald R. Best, Esq.

with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Facsimile No.: (212) 455-2502 Attention: Gregory J. Ressa

if to any Unitholder:

c/o Starwood Hotels and Resorts Worldwide, Inc. 1111 Westchester Avenue White Plains, New York 10604 Facsimile No.: Attention:

with a copy to:

c/o Starwood Hotels and Resorts Worldwide, Inc. 1111 Westchester Avenue White Plains, New York 10604 Facsimile No.: Attention: General Counsel

     12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     13. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that Buyer may assign all or any of its rights and obligations hereunder to any affiliate of Buyer.

     14. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named court. This Agreement does not involve less than $100,000, and the parties intend that 6 Del.C. §2708 shall apply to this Agreement.

     16. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     17. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterpart, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Buyer and each Unitholder have caused to be executed or executed this Agreement as of the date first written above.

JER PARTNERS ACQUISITIONS III, LLC
/s/ Gerald R. Best
Name:	Gerald R. Best
Title:	Vice President & Counsel

WHLP ACQUISITION, LLC
/s/ Vasant M. Prabhu
Name:	Vasant M. Prabhu
Title:	President

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
/s/ Vasant M. Prabhu
Name:	Vasant M. Prabhu
Title:	Executive Vice President and Chief Financial Officer

CONSENT CARD

This Written Consent is Solicited by the General Partner of

Westin Hotels Limited Partnership

Consent Card for Action by Written Consent of Limited Partners to be Effective
as Set Forth in the Consent Solicitation Statement Accompanying this Consent Card

     The undersigned, with respect to each Unit in Westin Hotels Limited Partnership (the “Partnership”) held of record by the undersigned on             , 2004, hereby sets forth his, her or its vote in connection with the written consent solicited by Westin Realty Corp., a Delaware partnership and the general partner of the Partnership (the “General Partner”), as described in the consent solicitation statement, dated             , 2004, accompanying this consent card.

     You are encouraged to indicate your vote by marking the appropriate box on the reverse side. Failure to check any of the boxes with respect to the proposed authorization will, if this consent card has been signed and dated, constitute a vote “FOR” the proposed authorization. Please sign and date this card. A postage-paid return envelope is enclosed for your convenience in returning this card.

IMPORTANT: PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE.

     The General Partner recommends a vote “FOR” the Proposed Authorization:

     Authorization of the General Partner’s grant of consent on behalf of the Partnership to the proposed sale by The Westin Chicago Limited Partnership of The Westin Michigan Avenue Hotel located in Chicago, Illinois, as described in the accompanying consent solicitation statement, dated             , 2004.

FOR	AGAINST	ABSTAIN
/X /	/ /	/ /

Dated: , 20

Signature(s) of Limited Partners(s):

/s/ Vasant M. Prabhu
Vasant M. Prabhu, President WHLP Acquisition, LLC

Please sign exactly as your name or names appear on the label. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.